Media Contacts:
F.R. (Rick) Saunders Jr., President and CEO	Pamela Rhoads, VP Customer Experience
First Reliance Bank	First Reliance Bank
(843) 674-3001	(843) 674-3261
rsaunders@firstreliance.com	prhoads@firstreliance.com

First Reliance Bank Reports Positive Net Income
Despite a Challenging Economy
• Assets and Deposits Increased more than $11 million in 2008
•  Net Income for 2008 of $625,632

FLORENCE, S.C., Jan. 29 /PRNewswire-FirstCall/ - First Reliance Bancshares (OTC Bulletin Board: FSRL), the parent company of First Reliance Bank, today reported it continues to be a strong and healthy community bank with capital ratios above what is required to be considered 'well-capitalized' for banks. On January 9, 2009, First Reliance Bancshares, Inc. was advised by the U.S. Department of Treasury that the company had received preliminary approval to participate in the Treasury Department's TARP Capital Purchase Program, a voluntary program available to financial institutions that satisfy criteria established by the Treasury Department and federal banking regulators.  Subject to final regulatory approval and upon completion of the transaction, First Reliance will receive $14.9 million from the Treasury Department in exchange for the issuance of $14.9 million in shares of senior preferred stock and warrants to purchase additional shares of senior preferred stock.  First Reliance expects the closing to occur prior to the end of the first quarter.

Net income for the year ended December 31, 2008 was $625,632 compared to $2.6 million earned for the year ended December 31, 2007. Diluted earnings per share for 2008 totaled $0.18 compared to $0.72 earned for the year ended December 31, 2007.  Despite continued margin compression within the banking industry, its net interest income decreased a modest $162,932 to $18.9 million, compared to $19.1 million reported in 2007.  Earnings for 2008 reflect provisions of $4.9 million for the allowance of loan and lease losses in 2008.

As of December 31, 2008, total assets were $603.4 million, an increase of $11.7 million over $591.7 million reported for December 31, 2007.  Total loans and leases totaled $469 million as of December 31, 2008, reflecting an increase of $852,512, compared to the December 31, 2007 balance. Total deposits increased $11.6 million, from $449.5 million reported at the prior year end.  Management continues its focus on increasing core deposits as evidenced by the reduction in time deposits ($100,000 and over) by $32.7 million from $169.8 million reported on Dec. 31, 2007.

For the fourth quarter of 2008, First Reliance reported a net loss totaling $1.6 million, or $(.47) per diluted share, compared with $359,731 or $.10 per diluted share, earned during the fourth quarter of 2007.  Earnings were primarily impacted by provisions of $3.2 million for the allowance for loan losses.

“2008 was one of the most economically challenging years our country and the banking industry have ever experienced, and it has offered significant challenges to First Reliance as well,” said Rick Saunders, CEO.

“Our loan portfolio has not escaped the negative effects of the difficult financial downturn in the coastal region. A good portion of our non performing loans are related to the hard hit construction industry and declining property values in this area. As a result we set aside additional reserves in the fourth quarter of 2008 and closed our Myrtle Beach loan center to proactively prepare us in the event of further unforeseen economic deterioration. However, we continue to see benefits from our bank's strong geographic diversity with solid loan quality in our Florence and Columbia markets.”

“We are proud of our community banking roots focused on developing strong customer relationships and earning their loyalty. Often we hear customers say ... every banker wants your business when times are good, it's the best banker that sticks with you through the struggle when times are tough.  Our job is to do what community banks do best, understand the challenges our customers face, and work with them in good times and in bad times,” said Saunders.

“This year 85 percent of our customers said they would refer us to family or a friend and 98 percent of our customers said we are great at customer service.  This is evidence that our Easy To Do Business With™ style of banking is what customers want. In 2008, we introduced a unique program called Hometown Heroes, which recognizes and provides special financial products and rewards to heroes in our community — teachers, police, firefighters, military, not-for-profit and medical professionals, people who help us and protect us every day. This program is our way of saying thank you and it has been a great success. We have also been recognized by the South Carolina State Housing Authority as Lender of the Year. This is an achievement that reflects our commitment to first time homebuyers and the importance of homeownership,” he said.

“At First Reliance Bank our Associates are committed to providing our customers with great service. Our Associates enjoy working here and truly believe they can make a positive difference with every person they touch. We are very proud of our track record for being named One of the Best Places to Work in South Carolina for the last three years. Our Associates also understand that sometimes it takes sacrifice in order to build a stronger future and in support of this commitment, our team and I will forgo 2008 incentive compensation,” Saunders said.

“Looking forward in 2009 we will continue to introduce products and services aimed at helping our customers be successful.  In every economic business cycle, high or low there are opportunities created. We see the opportunities everyday as we talk to our customers in our local markets and will do our part in stimulating the economy. We will open a new office in Columbia this spring and we are already experiencing an 80% growth in consumer mortgage application this year.  In our home branches in Florence we continue to grow market share giving our company a strong foundation for continued growth.”

“While the issues facing our economy are difficult, we continue to see opportunity and will work together to serve our customers and fulfill our purpose – to make a positive difference in every life we touch.”

ABOUT FIRST RELIANCE BANK
The Company's one bank subsidiary, First Reliance, has been recognized for its success including being the only bank ever to be named to The Top 25 Fastest Growing Companies™ in South Carolina four times (Elliott Davis).  First Reliance Bank operates in five branch locations and a loan production office. Its Easy To Do Business With™ products and services include: Totally FREE Checking, Totally FREE Business Checking, FREE Coin Machines, a Retail Service Guaranty, and Five Way Mortgage Service Promise, a Worldwide NO FEE ATM Network, and 8-8 Extended Hours in their Florence, Lexington, and Mt. Pleasant locations.

Based in Florence, South Carolina, First Reliance Bancshares, Inc., is a bank holding company with approximately $603 million in consolidated assets as of December 31, 2008. First Reliance Bank, which was opened in 1999, is the Company's sole operating subsidiary. The bank has two branch locations, a Technology Center, and a Learning Center in Florence, SC.  In addition, the bank's aggressive statewide growth strategy includes current branches in Lexington, Mount Pleasant and downtown Charleston, SC, and a Loan Production office in Greenville, SC.  Additional branch expansions include new sites located in Charleston, the Midlands Region, and the Upstate Region.  The Company's stock is traded on the OTC Bulletin Board under the symbol FSRL.OB. Information about the Company is available on the company's website at http://www.firstreliance.com.

This press release contains forward-looking statements about branch openings within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements give our expectations or forecasts of future events.

Any or all of our forward-looking statements here or in other publications may turn out to be incorrect. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. Consequently, no forward- looking statements can be guaranteed. Our actual results may vary materially, and there are no guarantees about the performance of our stock.

We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future results or otherwise. You are advised, however, to consult any future disclosures we make on related subjects in our reports to the SEC.

Media Contacts:

F.R. (Rick) Saunders Jr., President and CEO
First Reliance Bank
 (843) 674-3001
rsaunders@firstreliance.com

Pamela Rhoads, VP Customer Experience
First Reliance Bank
 (843) 674-3261
prhoads@firstreliance.com

First Reliance Bancshares, Inc.
Consolidated Balance Sheet

	December 31	December 31	Increase /
	2008	2007	(Decrease)
	(Unaudited)	Audited
Assets:
Cash and Cash Equivalents
Cash and Due From Banks	$5,451,607	$7,164,650	-23.91%
Federal funds sold	257,000	-
Total cash and cash equivalents	5,708,607	7,164,650	-20.32%

Investment securities
Securities available for sale	76,310,816	58,580,313	30.27%
Nonmarketable equity securities	4,574,700	3,930,400	16.39%
Total investment securities	80,885,516	62,510,713	29.39%

Loans held for sale	9,589,081	19,600,850	-51.08%

Loans receivable	468,990,202	468,137,690	0.18%
Less allowance for loan losses	(8,223,899)	(5,270,607)	56.03%
Loans, net	460,766,303	462,867,083	-0.45%

Premises, furniture, and equipment, net	28,612,022	22,233,746	28.69%
Accrued interest receivable	2,653,260	3,092,767	-14.21%
Other real estate owned	379,950	196,950	92.92%
Cash surrender value life insurance	10,986,484	10,540,273	4.23%
Other assets	3,852,660	3,497,180	10.16%
Total Assets	$603,433,883	$591,704,212	1.98%

Liabilities:
Deposits:
Noninterest bearing transaction accounts	$39,467,609	$43,542,528	-9.36%
Interest bearing transaction accounts	34,708,951	39,450,393	-12.02%
Savings	110,629,005	85,819,481	28.91%
Time deposits $100,000and over	137,126,182	169,825,252	-19.25%
Other time deposits	139,203,637	110,860,061	25.57%
Total deposits	461,135,384	449,497,715	2.59%

Securities sold under agreements to repurchase	8,197,451	7,927,754	3.40%
Federal Funds Purchased	-	13,359,000	-100.00%
Advances from Federal Home Loan Bank	78,000,000	69,000,000	13.04%
Note Payable	6,950,000	3,000,000	131.67%
Junior subordinated debentures	10,310,000	10,310,000	0.00%
Accrued interest payable	623,330	767,577	-18.79%
Other liabilities	791,960	814,262	-2.74%
Total Liabilities	566,008,125	554,676,308	2.04%

Shareholders’ Equity:
Common Stock	35,250	34,946	0.87%
Restricted Stock	(207,653)	(152,762)	35.93%
Capital Surplus	26,120,460	25,875,012	0.95%
Treasury Stock	(159,777)	(145,198)	10.04%
Retained Earnings	11,839,004	11,417,275	3.69%
Accumulated other comprehensive income	(201,526)	(1,369)	14620.67%
Total Shareholders Equity	37,425,758	37,027,904	1.07%

Total Liabilities and Shareholders Equity	$603,433,883	$591,704,212	1.98%

First Reliance Bancshares, Inc.
Consolidated Reports of Income

	For the Year Ended December 31,		Increase /
	2008	2007	(Decrease)
	(Unaudited)	Audited

Interest Income
Loans and Fees	$33,150,366	$35,325,242	-6.16%
Investment Securities
Taxable	1,519,466	892,277	70.29%
Tax exempt	1,298,612	780,191	66.45%
Federal funds sold	56,343	390,944	-85.59%
Other interest income	217,931	151,833	43.53%
Total	36,242,718	37,540,487	-3.46%

Interest Expense
Time deposits $100,000 and over	6,714,460	7,002,414	-4.11%
Other deposits	6,905,884	9,765,871	-29.29%
Other interest expense	3,678,028	1,664,924	120.91%
Total	17,298,372	18,433,209	-6.16%

Net Interest Income	18,944,346	19,107,278	-0.85%
Provision for loan losses	4,934,912	1,643,100	200.34%
Net Interest Income after provision	14,009,434	17,464,178	-19.78%

Noninterest Income
Service charges on deposit accounts	2,018,725	1,901,758	6.15%
Gain on sale of mortgage loans	1,700,162	2,173,140	-21.76%
Brokerage fees	146,343	149,268	-1.96%
Income from Bank Owned Life Insurance	446,211	406,237	9.84%
Other charges, commissions and fees	477,418	372,272	28.24%
Gain on sale of securities available for sale	-	5,996	-100.00%
Gain on sale of other real estate	22,000	29,186	-24.62%
Gain on sale of fixed assets	7,091	59,318	-88.05%
Other	190,854	204,624	-6.73%
Total	5,008,804	5,301,799	-5.53%

Noninterest Expense
Salaries and benefits	10,265,635	10,661,153	-3.71%
Occupancy	1,926,547	1,360,295	41.63%
Furniture and equipment related	1,067,845	1,111,919	-3.96%
Other operating	5,591,619	5,827,908	-4.05%
Total	18,851,646	18,961,275	-0.58%

Income before tax	166,592	3,804,702	-95.62%
Income tax expense	(459,040)	1,245,182	-136.87%

Net Income	$625,632	$2,559,520	-75.56%

Basic earnings per share	$0.18	$0.74	-75.68%
Diluted earnings per share	$0.18	$0.72	-75.00%

First Reliance Bancshares, Inc.
Consolidated Reports of Income

	For the Three Months Ended December 31,		Increase /
	2008	2007	(Decrease)
	(Unaudited)	(Unaudited)

Interest Income
Loans and Fees	$7,255,344	$9,580,050	-24.27%
Investment Securities
Taxable	493,861	253,630	94.72%
Tax exempt	317,599	227,598	39.54%
Federal funds sold	1,841	6,524	-71.78%
Other interest income	4,989	29,876	-83.30%
Total	8,073,634	10,097,678	-20.04%

Interest Expense
Time deposits $100,000 and over	1,189,921	1,940,210	-38.67%
Other deposits	1,777,861	2,547,802	-30.22%
Other interest expense	860,861	252,753	240.59%
Total	3,828,643	4,740,765	-19.24%

Net Interest Income	4,244,992	5,356,913	-20.76%
Provision for loan losses	3,177,548	773,702	310.69%
Net Interest Income after provision	1,067,444	4,583,211	-76.71%

Noninterest Income
Service charges on deposit accounts	540,775	506,813	6.70%
Gain on sale of mortgage loans	254,286	537,191	-52.66%
Brokerage fees	34,101	25,048	36.14%
Income (Expense) from Bank Owned Life Insurance	105,835	103,444	2.31%
Other charges, commissions and fees	115,775	103,265	12.11%
Gain (Loss) on sale of securities available for sale	-	-
Gain on sale of other real estate	21,300	25,000	-14.80%
Gain on sale of fixed assets	-	43,214	-100.00%
Other	43,280	76,354	-43.32%
Total	1,115,352	1,420,329	-21.47%

Noninterest Expense
Salaries and benefits	1,922,482	2,739,013	-29.81%
Occupancy	777,110	381,261	103.83%
Furniture and equipment related	422,731	227,095	86.15%
Other operating	1,787,956	1,997,258	-10.48%
Total	4,910,279	5,344,627	-8.13%

Income before tax	(2,727,483)	658,913	-513.94%
Income tax expense	(1,078,393)	299,182	-460.45%

Net Income	$(1,649,090)	$359,731	-558.42%

Basic earnings per share	$(0.47)	$0.10	-570.00%
Diluted earnings per share	$(0.47)	$0.10	-570.00%